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Exhibit 7

U.S. Bank National Association
Statement of Financial Condition
As of 9/30/2002

($000's)

9/30/2002
Assets
Cash and Due From Depository Institutions	$8,809,794
Federal Reserve Stock	0
Securities	28,156,313
Federal Funds	975,986
Loans & Lease Financing Receivables	111,491,144
Fixed Assets	1,357,049
Intangible Assets	8,242,263
Other Assets	7,510,862

Total Assets	$166,543,411
Liabilities
Deposits	$112,901,360
Fed Funds	2,319,887
Treasury Demand Notes	0
Trading Liabilities	285,504
Other Borrowed Money	20,829,386
Acceptances	137,242
Subordinated Notes and Debentures	5,696,195
Other Liabilities	5,198,418

Total Liabilities	$147,367,992
Equity
Minority Interest in Subsidiaries	$990,010
Common and Preferred Stock	18,200
Surplus	11,312,077
Undivided Profits	6,855,132

Total Equity Capital	$19,175,419
Total Liabilities and Equity Capital	$166,543,411

To the best of the undersigned's determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association
By:	/s/ PATRICIA M. CHILD Vice President

Date: November 20, 2002

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  Exhibit 7